UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

ENERGY TRANSFER EQUITY, L.P.
(Name of Issuer)

COMMON UNITS
(Title of Class of Securities)

29273V100
(CUSIP Number)

Ray C. Davis 5950 Sherry Lane, Suite 550 Dallas, Texas 75225 (214) 378-7515
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 25, 2015
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box  ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29273V100	13D/A	Page 2 of 15 Pages
1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ray C. and Linda Davis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
18,254,660

	8	SHARED VOTING POWER
34,108,102

	9	SOLE DISPOSITIVE POWER
18,254,660

	10	SHARED DISPOSITIVE POWER
34,108,102

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
34,108,102

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.33%

14	TYPE OF REPORTING PERSON
IN

CUSIP No. 29273V100	13D/A	Page 3 of 15 Pages
1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Avatar Investments, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,434,474

	8	SHARED VOTING POWER
-0-

	9	SOLE DISPOSITIVE POWER
1,434,474

	10	SHARED DISPOSITIVE POWER
-0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,434,474

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.87%

14	TYPE OF REPORTING PERSON
PN

CUSIP No. 29273V100	13D/A	Page 4 of 15 Pages
1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Avatar Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
20,846

	8	SHARED VOTING POWER
-0-

	9	SOLE DISPOSITIVE POWER
20,846

	10	SHARED DISPOSITIVE POWER
-0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
20,846

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.00%

14	TYPE OF REPORTING PERSON
PN

CUSIP No. 29273V100	13D/A	Page 5 of 15 Pages
1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Avatar BW, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
278,718

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER
278,718

	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
278,718

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.69%

14	TYPE OF REPORTING PERSON
PN

CUSIP No. 29273V100	13D/A	Page 6 of 15 Pages
1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Avatar Stock Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
48,834

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER
48,834

	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.002%

14	TYPE OF REPORTING PERSON
PN

CUSIP No. 29273V100	13D/A	Page 7 of 15 Pages
1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
ET Company, Ltd., a Texas Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
132,402

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER
132,402

	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.00%

14	TYPE OF REPORTING PERSON
PN

CUSIP No. 29273V100	13D/A	Page 8 of 15 Pages
1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Linda Davis Grandchildren’s Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,175,844

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER
2,175,844

	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01%

14	TYPE OF REPORTING PERSON
OO

CUSIP No. 29273V100	13D/A	Page 9 of 15 Pages
1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RCD Stock Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
390,984

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER
390,984

	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.00%

14	TYPE OF REPORTING PERSON
PN

CUSIP No. 29273V100	13D/A	Page 10 of 15 Pages
1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Avatar ETC Stock Holding, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
11,371,340

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER
11,371,340

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.69%

14	TYPE OF REPORTING PERSON
PN

CUSIP No. 29273V100	13D/A	Page 11 of 15 Pages
1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Linda Davis Family Remainder Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
6,446,010

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER
6,446,010

	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,446,010

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.12%

14	TYPE OF REPORTING PERSON
OO

CUSIP No. 29273V100	13D/A	Page 12 of 15 Pages
1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ray Davis Grandchildren’s Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,175,844

	8	SHARED VOTING POWER

	9	SOLE DISPOSITIVE POWER
2,175,844

	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,175,844

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.04%

14	TYPE OF REPORTING PERSON
OO

CUSIP No. 29273V100	13D/A	Page 13 of 15 Pages

Item 1. Security and Issuer

The class of equity securities to which this Schedule relates is the common units of Energy Transfer Equity, L.P., a Delaware limited partnership (“Issuer”). The Principal Executive Offices of the Issuer are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219.

Item 2(a). Name of Person Filing

Ray C. Davis (“Davis”), an individual, Avatar Investments, LP, a Texas limited partnership (“Avatar Investments”), Avatar Holdings, LLC, a Texas limited liability company (“Avatar Holdings”), Avatar BW, LLC, a Texas limited liability company (“Avatar BW”), Avatar Stock Holdings, LLC, a Texas limited liability company (“Avatar Stock Holdings”), ET Company, Ltd., a Texas limited partnership (“ET Co”), Linda Davis Family Remainder Trust, a trust formed under the laws of the State of Texas (“Linda Davis Family Remainder  Trust”), Ray Davis Grandchildren’s Trust, a trust formed under the laws of the State of Texas (“Ray Davis Grandchildren’s Trust”), Avatar ETC Stock Holdings, LLC, a Texas limited liability company, (“Avatar ETC”), and RCD Stock Holdings, LLC, a Texas limited liability company (“RCD Stock Holdings”).

Item 2(b). Address of Principal Business Office or, if none, Residence

 The address for Davis, Avatar Investments, Avatar Holdings, Avatar BW, Avatar Stock Holdings, ET Co, Linda Davis Grandchildren’s Trust, Ray Davis Grandchildren’s Trust, Avatar ETC and RCD Stock Holdings is:

 5950 Sherry Lane, Suite 550
 Dallas, Texas 75225

Item 2(c). Present Principal Occupation

Davis’ principal occupation is investments.

Avatar Investments was formed to hold units of the Issuer beneficially owned by Davis. Avatar Holdings is the general partner of Avatar Investments, ETC Holdings, Avatar Stock Holdings and RCD Stock Holdings was formed to hold units of the Issuer beneficially owned by Davis and other partners of ETC Holdings. Avatar BW was formed to hold certain stock invested by Ray Davis Grandchildren’s Trust and Linda Davis Family Remainder Trust was formed to hold certain asserts in stock of ETC.

Item 2(d) &(e). Criminal and Civil Proceedings

During the last five years, neither Davis, Avatar Investments, Avatar Holdings, nor ETC Holdings has been: (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 2(f). Citizenship

Davis is a citizen of the United States of America; Avatar Investments is a Texas limited partnership, Avatar Holdings is a Texas limited liability company and ETC Holdings is a Texas limited partnership.

Item 3. Source and Amount of Funds or Other Consideration:

On October 10, 2014, Mr. Davis purchased 95,000 units for 51.03 per unit or $4,847,850. This source of funds for such purchase was working capital.

CUSIP No. 29273V100	13D/A	Page 14 of 15 Pages

Item 4. Purpose of Transaction

This Schedule 13D is being filed as a result of a change in beneficial ownership of certain common units of the Issuer due to the events described in Item 3 herein.

Item 5. Interest in Securities of the Issuer

(a) Davis is the beneficial owner of 34,424,811 common units of the Issuer, representing 6.39% of the outstanding common units.

(b) Davis has the sole power to direct the vote and the disposition of all the common units he, Avatar Holdings, Avatar Investments, Avatar BW, Avatar Stock Holdings, Avatar ETC Holdings, ET Co., LE GP, REC Stock Holding hold. Linda Davis Family Remainder Trust holds 6,446,010 units of common interests. Ray Davis Grandchildren’s Trust holds 2,175,844 units of common interests.

(c) Except for the transactions described herein, Davis has not effected any transaction in common units during the past 60 days.

(d) None.

(e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

None.

CUSIP No. 29273V100	13D/A	Page 15 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 25, 2015

/s/ Ray C. Davis
Ray C. and Linda Davis

Avatar Investments, LP

By: Avatar Holdings, LLC, its general partner
By:	/s/ Ray C. Davis

Avatar Holdings, LLC
By:	/s/ Ray C. Davis

Avatar BW, LLC
By:	/s/ Ray C. Davis

Avatar Stock Holdings, LLC
By:	/s/ Ray C. Davis

ET Company, Ltd., a Texas Limited Partnership
By:	/s/ Ray C. Davis

Linda Davis Family Remainder Trust
By:	/s/ Linda Davis

RCD Stock Holding, LLC
By:	/s/ Ray C. Davis

Avatar ETC Stock Holdings, LLC
By:	/s/ Ray C. Davis

Ray Davis Grandchildren's Trust
By:	/s/ Ray c. Davis